CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-276304) of Western Asset Global High Income Fund Inc. of our report dated July 19, 2024, relating to the financial statements and financial highlights, which appears in Western Asset Global High Income Fund Inc.’s Annual Report on Form N-CSR for the year ended May 31, 2024.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
July 24, 2024